EXHIBIT 99.1

                                 MAGNUM HUNTER

                         ADOPTS SHAREHOLDER RIGHTS PLAN


Irving, Texas, January 9, 1998, Magnum Hunter Resources, Inc. ("Magnum Hunter") announced today that its Board of Directors adopted a Shareholder Rights Plan, pursuant to which Rights will be distributed as a dividend to its common stockholders at a rate of one Right for each share of common stock held of record as of January 20, 1998.

The Rights Plan is designed to enhance the Board of Directors' ability to prevent an acquiror from depriving stockholders of the long-term value of their investment and to protect shareholders against attempts to acquire the Company by means of unfair or abusive takeover tactics that have been prevalent in many unsolicited takeover attempts.

Under the Rights Plan, the Rights will initially represent the right to purchase one one-hundreth of a share of 1998 Series A Junior Participating Preferred Stock for $35.00 per one one-hundreth of a share. The Rights will become exercisable only if a person or a group acquires or commences a tender offer for 15% or more of the Company's common stock. Until they become exercisable, the Rights attach to and trade with the Company's common stock. The Rights will expire January 20, 2008.

The Rights may be redeemed by the continuing members of the Company's Board of Directors at $.01 per Right prior to the tenth day after a person or group has accumulated 15% or more of the Company's common stock. The Rights will not be taxable to the Company's shareholders.

In the event that a person or group acquires 15% or more of the Company's common stock, the Rights would then be modified to represent the right to receive for the exercise price, Magnum Hunter common stock having a value worth twice the exercise price.


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In the  event  that  the  Company  is  involved  in a merger  or other  business combination at any time after a person or group has acquired 15% or more of Magnum Hunter's common stock, the Rights will be modified so as to entitle a holder to buy a number of shares of common stock of the acquiring entity having a market value of twice the exercise price of each Right.

In announcing the Rights Plan, Magnum Hunter's President and Chief Executive Officer, Gary C. Evans said, "The primary purpose of this plan is to protect the value of our existing shareholders' investment in Magnum Hunter. It is not in response to any known effort to acquire control of Magnum Hunter, nor is it intended to prevent an acquisition of the company that is in the best interest of its shareholders. The plan will encourage a potential buyer to negotiate directly with our Board of Directors prior to attempting a takeover, and it will help the Board fulfill its fiduciary responsibility to shareholders in the event of an attempt to acquire control of Magnum Hunter."

Additional details of the Shareholder Rights Plan will be outlined in a letter that is being mailed to the Company's stockholders in the immediate future.


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     Magnum Hunter  Resources,  Inc. is an exploration and  development  company engaged in four principal activities: the acquisition, production and sale of crude oil, condensate and natural gas; the gathering, transmission and marketing of natural gas; the managing and operating of producing oil and natural gas properties for interest owners; and providing consulting and U.S. export services to facilitate Latin American trade in energy products.